EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter 2017 Results

  Declared 51st consecutive quarterly dividend
  Grew commercial and carrier data and transport revenue 1.4 percent
  FairPoint integration on target to achieve $55 million in synergies
  Announced plans to expand fiber network resulting in significant broadband speed upgrades available to 500,000 residents and small businesses in 2018
  Rebranded FairPoint markets to Consolidated Communications

MATTOON, Ill., March 01, 2018 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the fourth quarter 2017 and will hold a conference call and simultaneous webcast to discuss its results today at 11 a.m. ET.

Fourth quarter 2017 Consolidated Communications financial summary:

  Revenue totaled $356.4 million
  Net cash from operating activities was $84.8 million
  Adjusted EBITDA was $133.2 million
  Dividend payout ratio was 64.6 percent
  Recognized $115.1 million net tax benefit, largely associated with recent tax reform legislation

“2017 was a transformational year, one which has positioned the Company for future growth and opportunities,” said Bob Udell, president and chief executive officer of Consolidated Communications. “In the first half of the year, we executed on our organic growth strategy and closed the FairPoint acquisition. In the second half, we completed our organizational alignment, while we launched integration projects and fast-start initiatives to leverage our expanded fiber network and minimize customer pain points. We are recognizing the immediate financial and capital structure benefits of the merger and are excited about 2018 as we invest and expand our fiber network to position ourselves for future broadband and business growth.”

“Last week we announced plans to increase broadband speeds to more than 500,000 residents and small businesses across our Northern New England service area by the end of 2018,” Udell added. “We have aggressive projects underway to expand our fiber network which will result in increased broadband speeds and improve network reliability.”

“We are making great progress on our FairPoint integration and I am pleased to report we have completed the conversion of our ERP system and are now operating on a single, fully integrated platform for finance, supply chain and human resource functions,” said Bob Udell.

Pro Forma Financial Results for the Fourth Quarter

The pro forma results give effect to the FairPoint acquisition as if it had occurred as of Jan. 1, 2016.

  Revenues were $356.4 million, compared to adjusted revenue of $374.5 million for the fourth quarter of 2016, after excluding $5.4 million attributed to the equipment sales and service business, which the Company divested in 2016.  Results continue to reflect expected declines in voice, subsidies and network access revenues, while commercial and carrier data and transport service revenue increased 1.4 percent or $1.2 million.  Consumer broadband increased $200,000, while video, a low margin product, declined $1.6 million.
  Income from operations was $9.3 million, compared to $55.8 million in the fourth quarter of 2016. The year over year decline is primarily due to a $39.6 million non-cash pension benefit recognized by FairPoint in the fourth quarter of 2016. The one-time benefit resulted from the reduction in a post-retirement benefit obligation as a result of the elimination of certain post-employment healthcare benefits. The remaining decline was due to a decrease in operating revenue, which was partially offset by a reduction in operating expenses from synergy realization and efficiency improvements.
  Interest expense, net was $29.9 million, compared to $29.3 million for the same period last year.
  Cash distributions from the Company’s wireless partnerships were $8.0 million for the quarter ended Dec. 31, 2017, as compared to $8.9 million the prior year.
  Other income, net was $8.4 million, compared to $9.8 million in the fourth quarter of 2016.
  On a GAAP basis, net income was $101.7 million and GAAP income per share was $1.44.  Net income was impacted by $112.9 million net tax benefit recorded as a result of the recent tax legislation. Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was ($0.04) in the fourth quarter, compared to $0.11 the same period last year.  Additionally, net income per share has been impacted by approximately $0.11 due to increased depreciation and amortization associated with the preliminary valuation of the FairPoint assets.
  Adjusted EBITDA was $133.2 million compared to pro forma $138.3 million a year ago. The year over year decline is primarily due to lower revenues as well as the decline in wireless cash distributions, offset by declining expenses and synergies realized as a result of the FairPoint acquisition.
  The total net debt to pro forma last 12-month adjusted EBITDA ratio was 4.34x, before giving effect to full targeted synergies of $55 million which are expected to be realized within the first two years from closing the FairPoint acquisition.

Full-Year Pro Forma 2017 Results

  For the full year 2017, pro forma operating revenue totaled $1,460.6 million, down 6.8 percent from fiscal 2016. Approximately 44 percent of the revenue decline is attributed to the divestiture of the equipment services business and the Iowa ILEC in 2016. The balance of the year over year decline is primarily due to continued erosion of legacy voice services and access revenues as well as the step down in transition funding in CAF II support.
  Pro Forma Adjusted EBITDA was $536.2 million for fiscal 2017.
  The pro forma dividend payout ratio was 56.3 percent.

Cash Available to Pay Dividends, Capex

For the fourth quarter, cash available to pay dividends was $42.5 million, and the dividend payout ratio was 64.6 percent as compared to 78.2 percent in the fourth quarter a year ago.  At Dec. 31, 2017, cash and cash equivalents were $15.7 million.  Capital expenditures were $61.9 million for the fourth quarter.

Financial Guidance

The Company is providing guidance for fiscal 2018 as follows:

($ in millions)	2017 Pro Forma Results	2018 Guidance
Cash interest expense[1]	$ 112.9	$123 to $128
Cash income taxes/refund[2]	$ 1.3	$1 to $3
Capital expenditures	$ 227.2	$235 to $245

(1) 2017 Pro Forma cash interest expense is based on actual interest expense incurred since the July 3rd closing of the Fairpoint acquisition and pro forma for January 1, 2017 through July 3rd, 2017 calculated as if the merger was in effect at January 1. 2017.

(2) Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses and the benefit of The Tax Cuts and Jobs Act of 2017 tax reform legislation that was enacted in December, 2017.

Dividend Payments

On Feb. 23, 2018, the Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on May 1, 2018 to stockholders of record at the close of business on April 15, 2018.  This will represent the 51st consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call and webcast today at 11 a.m. ET / 10 a.m. CT to discuss fourth quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981, conference ID 6091509.  A telephonic replay of the conference call will be available through March 9, 2018 and can be accessed by calling 1-855-859-2056, conference ID 6091509.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ:CNSL) is a leading broadband and business communications provider serving consumers, businesses of all sizes, and wireless companies and carriers, across a 24-state service area.  Leveraging its advanced fiber optic network spanning more than 36,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: data, voice, video, managed services, cloud computing and wireless backhaul.  Headquartered in Mattoon, Ill., Consolidated Communications has been providing services in many of its markets for more than a century.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Preliminary Pro Forma Results

Estimated pro forma results of operations presented herein gives effect to the acquisition of FairPoint Communications, Inc. as if it had occurred on Jan. 1, 2016.  The estimated pro forma results include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization of the acquired tangible and intangible assets acquired, interest expense on the debt incurred to complete the acquisition and to repay certain existing indebtedness of FairPoint, the exclusion of certain acquisition related costs and the tax impact of these pro forma adjustments.  These adjustments and the related results are based on a preliminary valuation of the estimated fair value of the net assets acquired, which is subject to change upon the final assessment and such changes could be material.  The estimated pro forma information is not intended to represent or be indicative of the results of the combined company that would have been obtained had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of the combined company.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	December 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$15,657	$27,077
Accounts receivable, net	121,528	56,216
Income tax receivable	21,846	21,616
Prepaid expenses and other current assets	33,318	28,292
Assets held for sale	21,310	-
Total current assets	213,659	133,201

Property, plant and equipment, net	2,037,606	1,055,186
Investments	108,858	106,221
Goodwill	1,038,032	756,877
Other intangible assets	306,783	31,612
Other assets	14,188	9,661
Total assets	$3,719,126	$2,092,758

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,143	$6,766
Advance billings and customer deposits	42,526	26,438
Dividends payable	27,418	19,605
Accrued compensation	49,770	16,971
Accrued interest	9,343	11,260
Accrued expense	72,041	54,123
Current portion of long-term debt and capital lease obligations	29,696	14,922
Liabilities held for sale	1,003	-
Total current liabilities	255,940	150,085

Long-term debt and capital lease obligations	2,311,514	1,376,754
Deferred income taxes	209,720	244,298
Pension and other post-retirement obligations	334,193	130,793
Other long-term liabilities	33,817	14,573
Total liabilities	3,145,184	1,916,503

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 70,777,354 and 50,612,362, shares outstanding
as of December 31, 2017 and December 31, 2016, respectively	708	506
Additional paid-in capital	615,662	217,725
Accumulated other comprehensive loss, net	(48,083)	(47,277)
Noncontrolling interest	5,655	5,301
Total shareholders' equity	573,942	176,255
Total liabilities and shareholders' equity	$3,719,126	$2,092,758

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net revenues	$356,360	$175,919	$1,059,574	$743,177
Operating expenses:
Cost of services and products	155,752	76,663	446,065	322,792
Selling, general and administrative
expenses	86,345	37,714	249,332	157,111
Acquisition and other transaction costs	2,987	947	33,650	1,214
Loss on impairment	-	-	-	610
Depreciation and amortization	104,789	43,155	291,873	174,010
Income from operations	6,487	17,440	38,654	87,440
Other income (expense):
Interest expense, net of interest income	(29,890)	(19,999)	(129,786)	(76,826)
Loss on extinguishment of debt	-	(6,559)	-	(6,559)
Other income, net	8,362	9,841	31,504	34,103
Income (loss) before income taxes	(15,041)	723	(59,628)	38,158
Income tax expense (benefit)	(115,065)	675	(124,927)	22,962
Net income	100,024	48	65,299	15,196

Less: net income attributable to noncontrolling interest	218	54	354	265

Net income (loss) attributable to common shareholders	$99,806	$(6)	$64,945	$14,931

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$1.41	$-	$1.07	$0.29

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net revenues	$356,360	$379,848	$1,460,620	$1,567,620
Operating expenses:
Operating expenses (exclusive of depreciation
and amortization)	240,354	256,119	974,730	1,060,148
Other post employment benefit and pension expense	1,925	(38,901)	9,545	(210,884)
Depreciation and amortization	104,789	106,846	418,365	429,874
Income from operations	9,292	55,784	57,980	288,482
Other income (expense):
Interest expense, net of interest income	(29,890)	(29,301)	(119,512)	(117,285)
Loss on extinguishment of debt	-	(6,559)	-	(6,559)
Other income, net	8,362	9,793	31,823	34,399
Income (loss) from before income taxes	(12,236)	29,717	(29,709)	199,037
Income tax expense (benefit)	(113,943)	12,273	(120,840)	87,314
Net Income	101,707	17,444	91,131	111,723
Less: net income attributable to noncontrolling interest	218	54	354	265

Net income attributable to common shareholders	$101,489	$17,390	$90,777	$111,458

Net income per basic and diluted common share
attributable to common shareholders	$1.44	$0.25	$1.29	$1.58

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
OPERATING ACTIVITIES
Net income	$100,024	$48	$65,299	$15,196
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,789	43,155	291,873	174,010
Deferred income taxes	(130,348)	12,870	(126,127)	20,863
Cash distributions from wireless partnerships in excess of/(less than) earnings	(522)	746	(1,411)	(504)
Non-cash, stock-based compensation	447	351	2,766	3,017
Amortization of deferred financing	1,148	810	17,076	3,223
Loss on extinguishment of debt	-	6,559	-	6,559
Other adjustments, net	551	(1,937)	3,208	(920)
Changes in operating assets and liabilities, net	8,714	(17,960)	(42,657)	(3,211)
Net cash provided by operating activities	84,803	44,642	210,027	218,233
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	-	-	(862,385)	(13,422)
Purchase of property, plant and equipment, net	(61,896)	(31,034)	(181,185)	(125,192)
Proceeds from sale of assets	563	137	859	208
Proceeds from business dispositions	-	9,227	-	30,119
Net cash used in investing activities	(61,333)	(21,670)	(1,042,711)	(108,287)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	21,000	905,750	1,052,325	936,750
Payment of capital lease obligations	(2,570)	(1,128)	(7,933)	(2,885)
Payment on long-term debt	(21,587)	(903,225)	(111,337)	(943,050)
Payment of financing costs	-	(9,912)	(16,732)	(9,912)
Share repurchases for minimum tax withholding	(530)	(1,160)	(571)	(1,231)
Dividends on common stock	(27,440)	(19,623)	(94,138)	(78,419)
Other	-	-	(350)	-
Net cash provided by (used in) financing activities	(31,127)	(29,298)	821,264	(98,747)
Net change in cash and cash equivalents	(7,657)	(6,326)	(11,420)	11,199
Cash and cash equivalents at beginning of period	23,314	33,403	27,077	15,878
Cash and cash equivalents at end of period	$15,657	$27,077	$15,657	$27,077

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Commercial and carrier:
Data and transport services (includes VoIP)	84,712	49,331	268,453	196,654
Voice services	55,570	24,352	158,400	99,798
Other	11,709	3,710	33,908	12,518
	151,991	77,393	460,761	308,970
Consumer:
Broadband (VoIP and Data)	63,494	28,257	184,887	115,787
Video services	22,637	22,622	91,371	94,117
Voice services	54,148	13,039	136,478	55,275
	140,279	63,918	412,736	265,179

Equipment sales and service	-	5,354	-	43,137
Subsidies	20,375	10,626	62,272	48,363
Network access	40,243	15,097	110,196	63,751
Other products and services	3,472	3,531	13,609	13,777
Total operating revenue	356,360	175,919	1,059,574	743,177

Less operating revenues from divestitures	-	(5,354)	-	(47,236)
Adjusted operating revenue	$356,360	$170,565	$1,059,574	$695,941

Consolidated Communications Holdings, Inc.
Pro Forma Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Pro Forma, Three Months Ended
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Commercial and carrier:
Data and transport services (includes VoIP)	$84,712	$84,226	$83,786	$83,366	$83,552
Voice services	55,570	55,688	57,607	57,847	59,049
Other	11,709	13,366	13,562	12,238	11,875
	151,991	153,280	154,955	153,451	154,476
Consumer:
Broadband (VoIP and Data)	63,494	64,254	63,831	63,025	63,298
Video services	22,637	23,333	23,891	24,711	24,197
Voice services	54,148	56,861	57,135	57,834	60,044
	140,279	144,448	144,857	145,570	147,539

Equipment sales and service	-	-	-	-	5,354
Subsidies	20,375	20,933	22,890	25,268	22,806
Network access	40,243	41,262	42,715	43,728	45,736
Other products and services	3,472	3,406	3,671	3,826	3,938
Total operating revenue	356,360	363,329	369,088	371,843	379,849

Less operating revenues from divestitures	-	-	-	-	(5,354)
Adjusted operating revenue	$356,360	$363,329	$369,088	$371,843	$374,495

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$100,024	$48	$65,299	$15,196
Add (subtract):
Income tax expense (benefit)	(115,065)	675	(124,927)	22,962
Interest expense, net	29,890	19,999	129,786	76,826
Depreciation and amortization	104,789	43,155	291,873	174,010
EBITDA	119,638	63,877	362,031	288,994

Adjustments to EBITDA (1):
Other, net (2)	11,854	(73)	47,536	5,141
Investment income (accrual basis)	(8,681)	(8,336)	(31,749)	(32,972)
Investment distributions (cash basis)	7,972	8,926	29,993	32,144
Pension/OPEB expense	1,925	717	3,527	2,876
Loss on extinguishment of debt	-	6,559	-	6,559
Non-cash compensation (3)	447	351	2,766	3,017

Adjusted EBITDA	$133,155	$72,021	$414,104	$305,759

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Schedule of Pro Forma Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$101,707	$17,444	$91,131	$111,723
Add (subtract):
Income tax expense (benefit)	(113,943)	12,273	(120,840)	87,314
Interest expense, net	29,890	29,301	119,512	117,285
Depreciation and amortization	104,789	106,846	418,365	429,874
EBITDA	122,443	165,864	508,168	746,196

Adjustments to EBITDA (1):
Other, net (2)	9,049	2,557	14,499	9,026
Investment income (accrual basis)	(8,681)	(8,336)	(31,749)	(32,972)
Investment distributions (cash basis)	7,972	8,926	29,993	32,144
Pension/OPEB expense	1,925	(38,901)	9,545	(210,884)
Loss on extinguishment of debt	-	6,559	-	6,559
Non-cash compensation (3)	447	1,641	5,752	9,308

Adjusted EBITDA	$133,155	$138,310	$536,208	$559,377

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

			Pro Forma
	Three Months Ended	Year Ended	Year Ended
	December 31, 2017	December 31, 2017	December 31, 2017

Adjusted EBITDA	$133,155	$414,104	$536,208	(a)

- Cash interest expense	(28,812)	(94,932)	(112,874)
- Capital expenditures	(61,896)	(181,185)	(227,200)
- Cash income (taxes)/refund	16	(953)	(1,298)

Cash available to pay dividends	$42,463	$137,034	$194,836

Dividends Paid	$27,440	$94,138	$109,763
Payout Ratio	64.6%	68.7%	56.3%

Note: The above calculation excludes the principal payments on our debt.

(a) Full benefit of targeted synergies of $55.0 million are not yet fully reflected in Pro Forma Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

	December 31,
Summary of Outstanding Debt:	2017
Term loans, net of discount $8,344	$1,813,069
Revolving loan	22,000
Senior unsecured notes due 2022, net of discount $3,669	496,331
Capital leases	23,890
Total debt as of December 31, 2017	$2,355,290
Less deferred debt issuance costs	(14,080)
Less cash on hand	(15,657)
Total net debt as of December 31, 2017	$2,325,553

Pro Forma Adjusted EBITDA for the
twelve months ended December 31, 2017	$536,208	(a)

Total Net Debt to last twelve months
Adjusted EBITDA - Pro Forma	4.34x

(a) Full benefit of targeted synergies of $55.0 million are not yet fully reflected in Pro Forma Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$100,024	$48	$65,299	$15,196
Transaction and severance related costs, net of tax	4,503	909	25,902	3,902
Storm costs, net of tax	1,931	-	1,931	-
Amortization of commitment fee, net of tax	-	715	7,819	715
Ticking fees on committed financing, net of tax	-	-	10,966	-
Tax on non-deductible transaction related costs	1,102	-	3,443	-
Deferred tax related to acquisition	-	-	5,205	-
Loss on extinguishment of debt, net of tax	-	4,014	-	4,014
Reversal of legal settlement, net of tax	-	(750)	-	(750)
Impairment charge for sale of Iowa ILEC, net of tax	-	-	-	373
Non-cash stock compensation, net of tax	272	215	1,682	1,846
Divestiture related, tax (1)	-	1,455	-	8,770
Change in deferred tax rate, tax	-	(1,533)	5,404	(1,533)
Change in deferred tax rate, federal tax reform	(112,910)	-	(112,910)	-
Other, tax	2,580	472	2,580	817
Adjusted net income (loss)	$(2,498)	$5,545	$17,321	$33,350

Weighted average number of shares outstanding	70,516	50,326	60,373	50,301
Adjusted diluted net income per share	$(0.04)	$0.11	$0.29	$0.66

Notes:
Calculations above assume a 39.2% effective tax rate for the three months and year ended December 31, 2017 and a 38.8% effective tax rate for the three months and year ended December 31, 2016.

Net income per share has been impacted by approximately $0.11 for the three months ended December 31, 2017 and $0.23 for the year ended December 31, 2017 due to increased depreciation and amortization associated with the preliminary valuation of the FairPoint assets.

(1) Includes sale of stock in Iowa ILEC and non deductible goodwill for equipment business.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

				Pro Forma
	December 31,	September 30,	% Change	December 31,	% Change
	2017	2017	in Qtr	2016	YOY

Voice Connections(1)	972,178	990,162	(1.8%)	1,047,028	(7.1%)

Data and Internet Connections(1)	783,682	783,945	(0.0%)	780,027	0.5%

Video Connections	103,313	105,480	(2.1%)	113,665	(9.1%)

Business and Broadband as % of total revenue(2)	74.7%	74.2%	0.7%	71.2%	4.9%

Fiber route network miles (long-haul and metro)	35,984	35,749	0.7%	35,282	2.0%

On-net buildings	9,062	8,782	3.2%	8,121	11.6%

Consumer Customers	671,300	683,519	(1.8%)	711,880	(5.7%)

Consumer ARPU	$69.66	$70.44	(1.1%)	$69.08	0.8%

Notes:
(1) The acquisition of FairPoint Communications, Inc. resulted in an increase of 546,492 voice connections and 301,000 data connections in the third quarter 2017.

(2) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

			Pro Forma
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016

Voice Connections	972,178	990,162	1,012,467	1,028,231	1,047,028	1,066,778	1,091,537	1,109,972

Data and Internet Connections	783,682	783,945	784,619	782,533	780,027	780,021	773,999	770,920

Video Connections	103,313	105,480	107,279	109,981	113,665	116,365	119,362	122,511

Business and Broadband as % of total revenue(1)	74.7%	74.2%	74.3%	73.7%	71.2%	74.6%	73.3%	72.9%

Fiber route network miles (long-haul and metro)	35,984	35,749	35,592	35,550	35,282	35,100	(2)	(2)

On-net buildings	9,062	8,782	8,555	8,215	8,121	8,000	(2)	(2)

Consumer Customers	671,300	683,519	696,136	700,154	711,880	723,906	(2)	(2)

Consumer ARPU	$69.66	$70.44	$69.36	$69.30	$69.08	$69.17

Notes:

(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.
(2) Metric for FairPoint isn't available for Q1 or Q2 2016, therefore, we are unable to provide a pro forma metric for these reporting periods.